BALDWIN & LYONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2016

TO THE SHAREHOLDERS OF BALDWIN & LYONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. (the "Corporation") will be held Tuesday, May 10, 2016 at 10:00 a.m., Eastern Time, at 111 Congressional Boulevard, Carmel, IN 46032 for the following purposes:

1.	To elect fifteen (15) directors
2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Corporation for 2016
3.	To provide an advisory vote to approve executive officer compensation
4.	To approve the proposed amendments to our Articles of Incorporation
5.	To transact such other business as may properly come before the meeting and any adjournment thereof

The Board of Directors has fixed the close of business on March 22, 2016, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

Shares of Class B Common Stock are not voting shares and therefore proxies are not being solicited in regard to these shares.

Date: April 4, 2016

By Order of the Board of
Directors

/s/ Michael J. Case
Senior Vice President and Secretary

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON

BALDWIN & LYONS, INC.

PROXY STATEMENT

General Information

USE OF PROXIES
This Proxy Statement is furnished in connection with the solicitation by Baldwin & Lyons, Inc. (the "Corporation") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 10, 2016, in accordance with the foregoing notice.  The Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 4, 2016.

The mailing address of the Corporation's principal office is 111 Congressional Boulevard, Carmel, IN 46032.

Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date. Shares represented by a proxy, properly executed and returned to the Corporation, and not revoked, will be voted at the Annual Meeting.

Shares will be voted according to the directions of the shareholder as specified on the proxy.  If no directions are given, the proxy will be voted FOR the election of the fifteen directors named as nominees in this Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the Corporation for 2016, FOR the approval of executive officer compensation and FOR the approval of the proposed amendments to the Corporation's Articles of Incorporation.  Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

RECORD DATE AND VOTING SECURITIES
The close of business on March 22, 2016, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  As of March 22, 2016, the Corporation had 2,623,109 shares of Class A Common Stock outstanding and entitled to vote.  Each share of Class A Common Stock is entitled to one vote.  The vote can be exercised in person or by proxy.  There are no other outstanding securities of the Corporation entitled to vote.  There will be no cumulative voting for the election of directors.

Shares of Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

EXPENSES OF SOLICITATION
All expenses of the solicitation of proxies will be paid by the Corporation. Officers, directors and other employees of the Corporation may solicit proxies by telephone or by special calls. The Corporation will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy material to the beneficial owners of the Corporation's stock.

BENEFICIAL OWNERS OF MORE THAN 5% OF THE CLASS A COMMON STOCK
The following table contains information concerning persons who, to the knowledge of the Corporation, beneficially owned on March 22, 2016, more than 5% of the outstanding voting securities of the Corporation:

Name and Address of Beneficial Owner (1)	Number of Class A Shares And Nature of Beneficial Ownership	Percent of Class A Shares
Shapiro Family Interests (in the aggregate) (2) 799 Central Avenue Highland Park, Illinois 60035 Nathan Shapiro Robert Shapiro Norton Shapiro Steven A. Shapiro	1,281,035 1,140,950 865,259 762,509 777,344	48.8% 43.5% 33.0% 29.1% 29.6%

(1)	Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.

(2)	Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to the Corporation, and additional information was provided by Nathan Shapiro. The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate. Nathan, Robert and Norton Shapiro are brothers and Steven Shapiro is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro. The Class A shares reported in the above table for the Shapiro family interests include 353,250 shares (13.47%) held of record by the Shapiro Family Limited Partnership – Gift Shares for which Nathan, Robert and Norton are each limited partners and beneficiaries, as well as 178,500 shares (6.81%) held of record by Gelbart Fur Dressers, 41,250 shares (l.57%) held of record by Jay Ell Company and 178,125 shares (6.79%) held of record by Diversified Enterprises, all three of which are Illinois partnerships of which Nathan, Robert and Norton Shapiro are the general partners and 3,884 shares (.15%) held of record by Emlin Cosmetics, Inc., an Illinois corporation of which Nathan, Robert and Norton Shapiro are owners and as to which they share voting and investment powers. These shares, totaling 755,009 Class A shares (28.78%), are included in the listing for individual beneficial ownership of each of the Shapiro Family members listed above.

DIRECTORS AND NOMINEES
Fifteen (15) directors are to be elected to hold office until the 2017 Annual Meeting and until their respective successors are elected and qualified.  The Corporation contemplates that all of the nominees will be able to serve.  However, if any of the nominees are unable to serve, the persons named as proxies in the accompanying Proxy may vote for another nominee, or nominees according to their best judgment.

All of the nominees are currently directors of the Corporation.  There is no family relationship between any director nominee or any of the Corporation's executive officers, except for Nathan, Robert and Norton Shapiro, who are brothers, and Steven Shapiro, who is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro.  A majority of the nominees are Independent Directors within the meaning of applicable NASDAQ listing standards, as noted in the table on Page 9.

The following summaries set forth the age of each director and nominee, all offices held with the Corporation, the nominee's principal occupation, a brief account of business experience during the past five years as well as other public company directorships.

STUART D. BILTON	Age 69	Director Since 1987
Prior to his retirement in 2016, Mr. Bilton served as Chairman and Chief Executive Officer of Aston Asset Management, LLC, a diversified investment management firm from 2006 until 2015.  He also served as Chief Executive Officer and President of the Aston Funds, a family of mutual funds and was Chairman of Aston Funds from 2007 to 2013.  Mr. Bilton held executive level positions with ABN AMRO Asset Management (US), Inc. from 2001 until 2006.  Mr. Bilton's extensive experience in investment management and his 29 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

JEFFREY S. COHEN	Age 52	Director Since 2015
Mr. Cohen has served as partner of The Knall/Cohen Group and Managing Director of Stifel Nicolaus since 2005. Prior to joining the Knall/Cohen Group, he was with McDonald & Company Investments, a full service investment firm. Mr. Cohen's extensive experience in investment management provides him with the background necessary to serve as an effective Board member.

JOSEPH J. DEVITO	Age 64	Director Since 1997
Mr. DeVito was named Chief Executive Officer of the Corporation and each of its wholly owned subsidiaries in December 2010. Prior thereto, he served as President and Chief Operating Officer of the Corporation since February 2007 and President and a director of each of the Corporation's major wholly owned subsidiaries. From 1997 until 2007, Mr. DeVito served as Executive Vice President of the Corporation.  Mr. DeVito has been employed by the Corporation since 1981.

OTTO N. FRENZEL IV	Age 56	Director Since 2008
Mr. Frenzel has served as Chairman of Kauffman Engineering, Inc., an Indiana based manufacturer of electrical equipment, since 2001 and he was formerly Chairman of Symphony Bank in Indianapolis from 2005 until 2008.  Mr. Frenzel's extensive experience in banking and corporate management, along with his 8 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

GARY W. MILLER	Age 75	Director Since 1977
Mr. Miller was named Deputy Chairman in October, 2015 after serving as Chairman since 1997 and as Chief Executive Officer of the Corporation from 1997 to 2010 and as President of the Corporation from 1983 until 2007.  Mr. Miller has been employed by the Corporation since 1965.

PHILIP V. MOYLES, JR.	Age 51	Director Since February 2016
Mr. Moyles has served as the Managing Principal, Chief Executive Officer and director of Vanbridge Holdings LLC, an insurance intermediary, capital advisory and insurance and reinsurance management firm, since 2008. Prior to joining Vanbridge Holdings LLC, Mr. Moyles was an Executive Vice President and Chief Executive Officer of the Americas for Marsh LLC (Marsh & McLennan Companies) and served on the Marsh LLC Board of Directors.  Mr. Moyles has 30 years of experience in the insurance industry which provides him with the background necessary to serve as an effective Board member.

JOHN M. O'MARA	Age 88	Director Since 1981
Mr. O'Mara served as a financial consultant, principally for portfolio companies of Citi Group Venture Capital from May 1993 to November 2009. Since then he has been a financial consultant and private investor.  He was a director of The Midland Company until its sale in April, 2008.  Mr. O'Mara's extensive experience in investment management, management and directorship with other public companies and his 35 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

THOMAS H. PATRICK	Age 72	Director Since 1983
Mr. Patrick has been a principal and co-owner of New Vernon Capital LLC, an investment management company, since 2004.  During 2002 and 2003, he was the Executive Vice Chairman, Finance & Administration of Merrill Lynch & Co., Inc., and prior thereto he held a number of executive positions with Merrill Lynch & Co., Inc.  Mr. Patrick also served as a director of Deere & Company from 2000  through 2015 and from 2004 through 2010 was a director of Computer Sciences Corporation.  Mr. Patrick's extensive experience in investment management along with his management and directorship experience with other public companies and his 33 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

JOHN A. PIGOTT	Age 84	Director Since 1997
Prior to his retirement in 1996, Mr. Pigott served in various capacities at Anixter, Inc., including Director, Vice Chairman, President and Chief Executive Officer.  Mr. Pigott's experience in management and consulting with other public and private companies and his 19 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

KENNETH D. SACKS	Age 51	Director Since 2007
Mr. Sacks has served as Co-Chief Executive Officer since September 2011, and as Managing Principal and Chairman since 2003, of JMB Insurance Agency, Inc., an insurance brokerage company located in Chicago. Prior to his affiliation with JMB Insurance Agency, Inc., Mr. Sacks was engaged in real estate portfolio management with JMB Realty Corporation in Chicago and Merrill Lynch Hubbard in New York.  Mr. Sack's executive management experience in the property and casualty insurance industry, along with his 9 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

NATHAN SHAPIRO	Age 79	Director Since 1979
Mr. Shapiro served as the President of SF Investments, Inc., a broker/dealer in securities from 1970 until 2009 and continues to serve as investment advisor representative affiliated with SF Investments, Inc.  Since December 1977, Mr. Shapiro has also served as President of New Horizons, Inc., management consultants.  Mr. Shapiro's extensive experience in investment management, particularly within the property and casualty insurance industry, his management and directorship with other public and private companies and his 37 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

NORTON SHAPIRO	Age 83	Director Since 1983
Prior to his retirement in 1999, Mr. Shapiro served as Executive Vice President of National Superior Fur Dressing & Dyeing Co., Inc., a corporation engaged in the processing, cleaning and dressing of furs.  Mr. Shapiro's experience in management and directorship with other companies and his 33 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

ROBERT SHAPIRO	Age 77	Director Since 1997
Mr. Shapiro has served as President and Chief Executive Officer of Emlin Cosmetics, Inc., a corporation engaged in the manufacture and distribution of cosmetic products, since 1964.  Mr. Shapiro's experience in management and directorship with other companies and his 19 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

STEVEN A. SHAPIRO	Age 51	Director Since 2007
Mr. Shapiro was named Executive Chairman of the Corporation in October 2015.  He has served as Vice President of SF Investments, a broker/dealer in securities since 1991 and has been a member of New Vernon Investment Management, LLC, the General Partner in a series of investment limited partnerships, including the New Vernon Insurance Fund, since 1999.  Mr. Shapiro served on the Board of Directors of First Mercury Financial Corporation until its sale in February 2011.  Mr. Shapiro's extensive experience in investment management, with emphasis on the property and casualty insurance industry, as well as management and directorship with other public and private companies and his 9 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

ARSHAD R. ZAKARIA	Age 54	Director Since 2015
Mr. Zakaria has been the Chief Executive Officer and co-owner of New Vernon Capital LLC, an investment management company, since 2004.   Prior to forming New Vernon Capital, Mr. Zakaria was an Executive Vice President of Merrill Lynch & Co., Inc. and President of the Global Markets and Investment Banking Group (GMI) from October 2001 to August 2003 and Chairman of that group from August 2003 to December 2003.  He also served as a member of Merrill Lynch's Executive Management and Operating Committees.  Mr. Zakaria's extensive background in global investment strategies provide him with the background necessary to serve as an effective Board member.

COMMITTEES OF THE BOARD OF DIRECTORS
Audit Committee
The composition and duties of the Audit Committee are described in the Audit Committee Report found beginning on Page 21 of this document.  Current members of the Audit Committee are identified in the table on Page 9.

Compensation and Employee Benefits Committee
All members of the Compensation and Employee Benefits Committee (hereinafter referred to as the "Compensation Committee"), as identified in the table on Page 9, are independent as defined in both the NASDAQ listing standards and the Securities and Exchange Commission standards applicable to compensation committee members.  No interlocking relationship exists between any member of the Corporation's Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

The Compensation Committee has a charter, a copy of which may be found in the corporate governance section of the Corporation's website at www.baldwinandlyons.com.   As set forth in the charter, the executive compensation program is administered by the Compensation Committee. This Committee also oversees the administration of the Corporation's employee benefits plans and establishes policies relating to compensation of executive officers. The Committee reviews all aspects of executive compensation and evaluates performance of the Corporation's executive officers, including the Named Executive Officers of the Corporation. In addition, the Committee reviews, manages and administers all Corporation stock-based compensation plans as well as the 2013 Book Value Appreciation Rights Plan (BVAR Plan).  In the case of the Executive Incentive Bonus Plan, the Compensation Committee approves which executive officers are to receive restricted stock as a portion of their compensation, and approves the underlying compensation which determines the number and terms of the restricted stock.  In the case of the BVAR Plan, the Committee approves which officers and employees are granted rights and the number and terms of the rights.  All decisions by the Compensation Committee relating to the compensation of the Corporation's executive officers are reviewed and approved by the full Board.  The Corporation's Executive Compensation Discussion and Analysis is presented beginning on Page 11.

Investment Committee
The Investment Committee sets policy regarding composition, quality, risk and duration of the Corporation's investment portfolios and the positioning of such portfolios in the context of the Corporation's enterprise risk management program.  The Investment Committee approves hiring of all portfolio investment managers and evaluates the performance of each investment manager no less frequently than quarterly.  Current members of the Investment Committee are identified in the table on Page 9.

Nominating and Governance Committee
The Nominating and Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance and assisting the Board in developing criteria for open Board positions and making recommendations to the Board regarding such candidates. The Committee also makes recommendations to the Board with respect to compensation of non-executive members of the Board of Directors.  All current members of the Nominating and Governance Committee, identified in the table on Page 9, are independent within the meaning of the NASDAQ listing standards.

The Nominating and Governance Committee has a charter, a copy of which may be found in the corporate governance section of the Corporation's website at www.baldwinandlyons.com. In accordance with the charter, the Nominating and Governance Committee is responsible for evaluating the requisite skills and characteristics of members of the Board of Directors and, annually, recommending to the Board of Directors the nominees for election as directors.  The Nominating and Governance Committee considers candidates with the following qualifications (though they are not necessarily limited to candidates with such qualifications) and no one factor is considered more important than any other factor:

●	Chief executive officers or senior executives, particularly those with experience in property and casualty insurance, finance, investments, marketing and operations.
●	Individuals who meet the current criteria of the Securities and Exchange Commission and NASDAQ to be considered as Independent Directors.

Any shareholder nominee, together with any information about the candidate's qualifications, will be evaluated by the Nominating and Governance Committee. A shareholder wishing to nominate a candidate for the Board of Directors should send a written nomination to the Corporate Secretary at the principal offices of the Corporation. The nomination should include a detailed resume providing specificity as to the qualifications of the nominee, including, but not limited to, those specified above.  To be considered, a nomination must be received not less than 90 days nor more 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders.  In the case of the 2017 annual meeting, the deadline is no earlier than January 10, 2017 and no later than February 9, 2017.   All recommendations must be accompanied by a written consent of the nominee to be nominated for election to the Corporation's Board of Directors.

The Nominating and Governance Committee selected each of the nominees included for election in this Proxy Statement.

BOARD OF DIRECTORS AND RISK MANAGEMENT
As a part of its oversight function, the Board monitors how management operates the Corporation, in part via its committee structure. The board evaluates strategies, reviews management reports and considers the risks involved in all of the Corporation's insurance and investment activities. The Corporation has no single risk management committee but, rather, each committee considers risk issues associated with its specific role as discussed in this document.

EXECUTIVE CHAIRMAN AND DEPUTY CHAIRMAN
Mr. Gary Miller served as the Chairman of the Board of Directors from 1997 until October 2015, at which time Mr. Steven Shapiro was appointed as the Executive Chairman of the Board of Directors and Mr. Miller was appointed Deputy Chairman.  In determining that Mr. Shapiro was the appropriate person to serve in the role of Executive Chairman, the Board relied on several important factors.  Mr. Shapiro has served on the Corporation's Board since 2007 and served as the Lead Director since 2010.  He has served an active role in the Corporation's strategic planning as well as its strong performance and his advice and counsel are beneficial to the Board and to management.  Mr. Miller's continued involvement as Deputy Chairman allows the Board ongoing access to his over 50 years of experience with the Corporation.  Both Mr. Shapiro and Mr. Miller have the confidence of the Board and the Board believes that having their combined experience and advice available to the executive staff is beneficial in managing both the short and long-term strategies necessary in the challenging marketplace in which the Corporation competes.

With the roles of Executive Chairman, Deputy Chairman and CEO separated, the Board believes that appropriate mechanisms are in place to ensure that the Corporation maintains the highest standards of corporate governance which insures the continued accountability of the CEO to the Board.  These mechanisms include:

•	The majority of Directors are independent.
•	The Audit, Compensation, and Nominating and Governance Committees are comprised of and chaired by non-employee Directors who meet the independence requirements under the NASDAQ listing standards and other governing laws and regulations.
•	Mr. Shapiro, a strong and influential presence on the Board, will continue to play an integral role in the Board's execution of its responsibilities in his role as Executive Chairman. His responsibilities as Executive Chairman and his advisory role to Mr. DeVito will provide the necessary checks and balances to hold both the CEO and the Board accountable in their respective roles.
•	Mr. Shapiro will consult with Mr. Miller in his role as Deputy Chairman on a regular basis. Mr. Miller's leadership, integrity and vision have been instrumental in the successful growth of the Corporation for five decades.
•	The non-employee Directors will continue to meet in regular executive sessions, without management present, to discuss the effectiveness of the Corporation's management, the quality of the Board meetings and any other issues or concerns.

The Board does not have a policy as to whether the role of the CEO and the office of Executive Chairman should be separate.  Thus, while the Board has determined that Mr. Shapiro will serve in the role of Executive Chairman of the Board, the Board has the right to determine, in the future, if combining the roles would be in the best interest of the Corporation and its shareholders.

DIRECTORS' FEES
Compensation to directors who were not employees during 2015 was as follows:

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)
Stuart D. Bilton	45,000	40,000	1,567	86,567
Jeffrey S. Cohen (a)	10,000	20,000	1,567	31,567
Otto N. Frenzel IV	50,000	40,000	1,567	91,567
John M. O'Mara	30,000	40,000	1,567	71,567
Thomas H. Patrick	40,000	40,000	1,567	81,567
John A. Pigott	40,000	40,000	1,567	81,567
Kenneth D. Sacks	42,500	40,000	1,567	84,067
Nathan Shapiro	40,000	40,000	1,567	81,567
Norton Shapiro	40,000	40,000	1,567	81,567
Robert Shapiro	40,000	40,000	1,567	81,567
Steven A. Shapiro	50,000	40,000	1,567	91,567
John D. Weil (b)	22,500	20,000	1,567	44,067
Arshad R. Zakaria	30,000	20,000	1,567	51,567

(a) Mr. Cohen was elected to the Board in August 2015
(b)  Mr. Weil retired from the Board in May 2015.

The provisions of the directors' compensation plan which was in effect during 2015 are as follows:
Cash
●	Board meeting attendance fee of $10,000. This fee is reduced to zero in the case of telephonic attendance or non-attendance.
●	The Chairmen of the Audit Committee and the Lead Director each receives an additional $2,500 per quarter.
●	The Chairmen of the Nominating and Governance and Compensation Committees each receives an additional $1,250 per quarter.
●
No additional fees are paid for committee membership or meetings which are held telephonically or in conjunction with a regular Board meeting.  Committee members will receive $2,500 for attendance at non-telephonic committee meetings held at other times.

●	Reimbursement for customary and usual travel expenses.

Stock
An annual retainer in the amount of $40,000 is paid to each director in the form of restricted stock.  Each annual restricted stock grant is made on the date of the Corporation's annual meeting. Restricted shares fully vest one year from the date of grant.  For 2015, each non-employee director received a grant of 1,771 restricted shares (21,252 shares in total) on May 12, 2015, all of which will vest on May 12, 2016.  The amount shown in the table above represents the fair value of this grant on May 12, 2015.

Restricted stock is treated as outstanding for purposes of dividend accruals from the date of grant and accrued dividends are paid to directors upon the vesting of the restricted shares.  The amount shown as All Other Compensation in the table above represents dividends paid to each director during 2015, at a total of $1.00 per share, upon the vesting of restricted stock granted in May 2014.

Directors who are employed by the Corporation do not receive directors' fees.

Board and Committee Membership and Meetings
In 2015, each incumbent director attended at least 75 percent of the total number of meetings of the Board and the committees on which he serves.  In addition, all board members are expected to attend the annual meeting of shareholders, and all directors then in office attended in 2015.  Current committee membership and the number of meetings of the full board and each committee in 2015 are shown in the table below.

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee	Investment Committee
Stuart D. Bilton	✓				
Jeffrey S. Cohen	✓				
Joseph J. DeVito					
Otto N. Frenzel IV	✓			
Gary W. Miller					
John M. O'Mara	✓				
Thomas H. Patrick	✓				
John A. Pigott	✓			
Kenneth D. Sacks	✓		
Nathan Shapiro					
Norton Shapiro					
Robert Shapiro					
Steven A. Shapiro					
Arshad R. Zakaria	✓				
Number of 2015 Meetings	5	5	4(a)	2	5(a)

✓   An Independent Director within the meaning of applicable NASDAQ listing standards.
    Executive Chairman
    Deputy Chairman
   Member
   Committee Chairman
(a)  In addition to formal meetings, these committees also carry on their business through frequent telephone conversations and informal contacts among their members.

COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS AND MANAGEMENT

The following table contains information concerning shares of Class A and Class B Common Stock of the Corporation beneficially owned on March 22, 2016 by all directors and nominees, the five most highly compensated executive officers (the "Named Executive Officers") and by all directors and executive officers as a group:

	Class A Shares		Class B Shares
Name of Beneficial Owner or Identity of Group (1)	Number	Percent	Number (2)	Percent
Stuart D. Bilton	0	0.0%	45,287	0.4%
William R. Birchfield	0	0.0%	7,676	0.1%
Michael J. Case	0	0.0%	5,432	0.0%
Jeffrey S. Cohen	0	0.0%	9,271	0.1%
G. Patrick Corydon	10,125	0.4%	67,172	0.5%
Joseph J. DeVito	1,087	0.0%	200,686	1.6%
Otto N. Frenzel, IV	3,132	0.1%	24,121	0.2%
Gary W. Miller	46,286	1.8%	86,001	0.7%
Philip V. Moyles, Jr.	0	0.0%	0	0.0%
John M. O'Mara (3)	34,631	1.3%	87,162	0.7%
Thomas H. Patrick (4)	88,875	3.4%	259,176	2.1%
John A. Pigott	5,062	0.2%	40,020	0.3%
Kenneth D. Sacks	0	0.0%	20,105	0.2%
Nathan Shapiro (5)	1,140,950	43.5%	2,519,637	20.3%
Norton Shapiro (5)	762,509	29.1%	1,811,544	14.6%
Robert Shapiro (5)	865,259	33.0%	1,852,002	14.9%
Steven A. Shapiro (5)	777,344	29.6%	1,811,480	14.6%
Arshad R. Zakaria	53,000	2.0%	90,803	0.7%
All directors and Named Executive Officers (6)	1,523,233	58.1%	3,539,450	28.6%

(1)	Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment powers with respect to Class A shares or sole investment power with respect to Class B shares and includes the beneficial interest of spouses and minor children who share the same residence as the named individual.
(2)	A total of 12,402,941 Class B shares were issued and outstanding, including restricted shares not yet vested, as of March 22, 2016.

(3)	Includes 12,513 Class A shares owned by Mr. O'Mara's wife and 7,375 Class A shares held in trust for his children, with Mr. O'Mara serving as trustee. Mr. O'Mara disclaims any beneficial interest in these shares.
(4) Includes 236,862 Class B shares owned by a private family foundation in which Mr. Patrick is an officer and director. Mr. Patrick disclaims any beneficial interest in these shares.
(5)	See "Beneficial Owners of More than 5% of the Class A Common Stock" for additional information on Class A shares. The shares reported in the above table for Nathan, Norton, Robert and Steven Shapiro include 755,009 Class A and 1,799,375 Class B shares owned by the Shapiro Family Limited Partnership as well as three partnerships: Gelbart Fur Dressers, Jay Ell Company and Diversified Enterprises; and Emlin Cosmetics, Inc. Nathan, Robert, Norton and Steven Shapiro are beneficial owners and/or share investment power with respect to the shares owned of record by these entities and, accordingly, these shares are included in the listing for individual beneficial ownership of each of the Shapiro Family members.
(6)	Total ownership by Named Executive Officers, directors and nominees equals 32.8% of the aggregate of all Class A and Class B shares outstanding on the record date.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires certain executive officers, directors and ten percent (10.0%) beneficial owners to file initial reports of ownership and reports of changes in ownership of the Corporation's securities with the Securities and Exchange Commission. Copies of those reports must be furnished to the Corporation. Based solely on a review of the Section 16(a) reports furnished to the Corporation with respect to 2015 transactions and written representations from the affected executive officers and directors, we believe that all Section 16(a) filing requirements applicable to the Corporation's executive officers and directors during 2015 were satisfied.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Introduction
The following discussion provides an overview of the philosophy, objectives, administrative and material elements of and decisions relating to the Corporation's Executive Compensation Program for 2015 as well as changes determined for 2016.

Executive Compensation Philosophy, Strategy & Objectives
The Corporation's compensation philosophy and objectives are directly related to its business strategy and objectives.  The Compensation and Employee Benefit Committee of the Board (referred to hereafter in this Executive Compensation Discussion and Analysis as the "Committee") believes that, in order to maximize stakeholder value, executive compensation should be aligned with business strategy in addition to financial goals.  The Committee, on behalf of the full Board of Directors, believes that the Corporation's compensation programs should:

•	Create compensation which is targeted at a level that will allow the Corporation to attract, retain, and motivate top executive talent.
•	Ensure that an appropriate relationship exists between compensation and the creation of shareholder value.
•	Recognize the unique, cyclical nature of the markets in which the Corporation operates and the external factors to which the Corporation is subjected.
•	Recognize the significant industry experience, averaging over 30 years, of the Corporation's Named Executive Officers.
•	Support long-term decision-making and, accordingly, long-term financial growth.
•	Include benefits and perquisites to the extent there is valid business rationale for doing so.

The Committee believes that the compensation program in place for 2015 supported these objectives.  The program for 2016 will be substantially unchanged from the 2015 program. The 2015 executive compensation program received approval from 92% of the voting shareholders at the May 2015 Annual Meeting.

Executive Compensation Administration
The Role of the Committee
The Committee is responsible for approving all components of the compensation of the Deputy Chairman, the Chief Executive Officer ("CEO"), as well as each executive reporting directly to the CEO, a group inclusive of all Named Executive Officers.  The Committee administers all executive officer compensation plans, programs, and guidelines and approves compensation paid to the Corporation's executive officers, subject to final approval by the Board of Directors.

The Role of the Chief Executive Officer
As CEO, Mr. DeVito, sets goals, evaluates each executive officer's performance and makes recommendations regarding compensation to the Committee.  Neither the Deputy Chairman nor the CEO has final decision making authority regarding his own level of compensation, nor that of any of the other executive officers. However, the CEO does, when requested by the Committee, participate in Committee deliberations to provide:
●	Background information regarding the Corporation's operating results and financial objectives;
●	The CEO's evaluation of the performance of the other executive officers, including all of the other Named Executive Officers; and
●	Recommendations for completed year compensation awards and future targets for the other executive officers, including all of the other Named Executive Officers.

The Role of the Committee's Advisor
The Committee has the authority to engage an executive compensation consultant or other advisor as necessary to assist in fulfilling its duties to the Corporation's shareholders. In 2015, the Committee engaged Pearl Meyer & Partners ("PM&P), an independent executive compensation consulting firm, to update an executive compensation review conducted in 2013 and provide feedback on the Corporation's executive compensation programs in general.  Because PM&P offers no services other than executive compensation consulting services, the Committee believes the services it receives from PM&P are objective and free from undue influence.

PM&P advised the Committee and members of management on all principal aspects of executive compensation, including program design and the competitiveness of executive compensation levels. PM&P reported directly to the Committee although during the 2013 review PM&P personnel communicated with executive officers from time to time to gather information or to obtain management's perspective on executive compensation matters.  PM&P attended Committee meetings at the Committee's request, including executive sessions where no executive officers or other employees of the Corporation were present.

Details of the results of the 2013 review were presented, beginning on Page 13, in the Corporation's Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 8, 2014, which may be obtained on the Corporation's website at www.baldwinandlyons.com or from the SEC's Edgar website (www.sec.gov/edgar).  The update conducted in 2015 did not result in any conclusions that differed meaningfully from the 2013 review.

The Corporation and the Committee have developed a pay strategy that they believe allows for the achievement of the Corporation's compensation philosophy, as enumerated above, and supports execution of the Corporation's business strategy.  These guiding principles have been implemented through the pay strategy as follows:
●
Base salaries are set in recognition of efficient management structure, requiring fewer executive officers, the significant tenure and experience of senior management in a highly specialized and varied business and to ensure continued attraction and retention of executive talent;

●
Annual incentive opportunities, which are distributed as a combination of cash and the Corporation's equity securities, are established for all executive officers so as not to encourage engaging in short-term profit opportunities at the expense of long-term decision-making and increases in total long-term shareholder value;

●
Long-term incentives have traditionally been delivered in the form of book value appreciation rights ("BVARs") which focus on financial returns strongly correlated to total shareholder value, rather than through the use of actual equity.  Terms for BVARs are described further below;

●	Limited perquisites are offered, primarily consisting of vehicles provided at the Corporation's expense which are utilized in the conduct of the Corporation's business.

Compensation and Risk Taking Considerations
The Committee consults with other Board Committee members to consider the relationship of compensation programs to the Corporation's financial and strategic goals.  Based on such inter-committee communications, the Committee believes that the executive compensation arrangements, as designed, do not encourage executives to take unnecessary or excessive risks that could threaten the value of the Corporation.

The formulaic bonus hurdles utilized by the Committee are based solely on operating income, rather than sales or revenue targets which could encourage the production of unprofitable business.  Operating income hurdles are selected in conjunction with the full Board's review and approval of the operating budget for each year, as developed by management.  The individual performance portion of the bonus, for certain Named Executives, may include targets for premium linked to underwriting profit.  In the creation of operating income hurdles, careful consideration is given to current and anticipated market conditions, including the current competitive environment and strategic plans for the development of new products, which are expected to be encountered in the Corporation's business operations.

The Committee believes that the proportion of compensation based on the Corporation's operating income and individual performance is balanced in such a way as to motivate the executives to fulfill the corporate mission and vision, including specific and focused performance objectives, while  not encouraging unnecessary or excessive risk taking.  In addition, a significant portion of executives' performance-based compensation is in the form of long-term equity incentives and other deferred compensation which does not encourage unnecessary or excessive risk taking because such benefits generally vest over a three to five year period of time and are forfeitable, thereby focusing the executives on the Corporation's long-term interests.

Components of Executive Compensation for 2015
The principal components of the Corporation's 2015 executive compensation program for executive officers, including the Named Executive Officers, were:
1.	Base salary
2.	Annual incentives
3.	Long-term incentives
4.	Employee benefits and perquisites

Each of these elements is discussed more fully below.

Base Salary
The Committee annually reviews and, if considered appropriate, adjusts each executive officer's base salary.  The Committee considers several factors when determining if a base salary adjustment is warranted and how much of an adjustment is appropriate. These factors include the Corporation performance against business objectives, changes in individual levels of responsibility, individual performance for the previous year and industry and general economic conditions.  While the Committee considers these factors to guide its decisions, it does not rely on them exclusively.  The Committee typically exercises significant business judgment based on a thorough assessment of compensation levels and alignment with the Corporation's compensation philosophy and pay strategy.

The Committee determined that base salaries for the Named Executive Officers would be increased an average of 3.7% during 2015 in light of the excellent underwriting results and significant accomplishments with respect to the Corporation's five year strategic plan achieved during 2014.

Annual Incentives for 2015
The Corporation's executive officers, including each of the Named Executive Officers, participated in the Corporation's Executive Incentive Bonus Plan for 2015 ("the Plan").  A more detailed description of the Plan was included, starting on Page 21, of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 4, 2010, a copy of which may be obtained on the Corporation's website at www.baldwinandlyons.com or from the SEC's Edgar web site (www.sec.gov/edgar).

Under the Plan, each participant, including each of the Named Executive Officers, was provided with a target annual incentive opportunity according to the pay strategy discussed above. Annual incentive bonuses for 2015 were determined using a preset formula-based bonus program consisting of two components: 50% was dependent upon a Board approved hurdle based upon pre-tax operating profit and 50% was dependent on an evaluation of each officer's individual performance and changes in executive responsibilities.

For the operating profit component, the Committee established a "hurdle".  The hurdle was referenced to the budgeted pre-tax operating income for 2015, as approved by the Board of Directors.  This formulaic portion of the executive's bonus was determined by comparing the actual pre-tax operating income for the year against the hurdle amount.  This portion of the bonus will increase or decrease as actual pre-tax operating income is higher or lower than the hurdle.  A range has been established with 75% of the hurdle, referred to as the "threshold" and 150% of the hurdle, referred to as "superior performance".  The formula multiplies the formulaic portion of the target bonus by the percentage difference within this range times two.  Therefore, if operating income falls below the threshold, this portion of the bonus is reduced to zero.  If operating income equals or exceeds superior performance, the maximum portion of the bonus could be double the target.  For 2015, actual operating profit was 43.86% above the hurdle and, accordingly, this portion of the target bonus was increased by 87.72%.

The individual performance component of the Plan is designed in recognition of the fact that significant contributions by certain executives to the long-term success of the Corporation may be achieved  regardless of the attainment of operating income targets. The CEO develops performance goals for each executive in conjunction with the creation of the corporate strategic plan and, while individual performance goals vary among the executives depending on their specific responsibilities, these goals are inter-dependent with the focus of positioning the Corporation to achieve its long-term objectives.

In addition to overall responsibility for the individual goals designated for the executives, Mr. DeVito is accountable for development and successful implementation of a multi-year year strategic plan as well as a plan for executive succession and has principal responsibility for evaluation of new business opportunities and continuance and expansion of favorable relationships with major customers and business partners.

Determination of satisfactory achievement of individual goals is reviewed on a frequent basis through both group and individual evaluations conducted between the executives and the CEO.  Achievement of each significant individual performance goal is considered when determining the individual performance component of the bonus.  This component can be decreased or eliminated based on the CEO's determination of an executive's performance related to his or her individual goals.  Each individual goal is weighted by the CEO and evaluated separately, with the aggregation of the individual goal values then determining the percentage of individual performance bonus to be recommended to the Committee.  For 2015, this process resulted in the Named Executive Officers being granted bonuses based on achievement of individual goals ranging from 50% to 85%.

All bonuses granted under the Plan are paid to senior executives, including the Named Executive Officers, two-thirds in cash and one-third in the form of restricted Class B common shares which will vest over a three year period, in accordance with the Plan. Amounts presented in the Summary Compensation Table reflect this distribution, with cash portions shown in the Bonus column and the equity component shown in the Stock Awards column.  Class B common shares paid as part of the Plan are subject to risk of forfeiture upon termination of employment for any reason other than death, disability or retirement prior to vesting.  Vesting occurs ratably on the first, second and third anniversaries of the grant, which typically occurs in February following the completion of the calendar year to which the bonus applies. Additional information regarding these restrictions is presented in the equity award tables elsewhere in this document.

Long-term Incentives for 2015
In recent years, the Corporation has utilized "book value appreciation rights" (BVARs) as the sole form of long-term incentives for executive officers and virtually all other salaried personnel.  A detailed description of the Corporation's BVAR Plan was included, starting on Page 21, of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 7, 2013, a copy of which may be obtained on the Corporation's website at www.baldwinandlyons.com or from the SEC's Edgar web site (www.sec.gov/edgar).   The value of BVARs is not impacted by fluctuations in the market value of the Corporation's common stock but, rather, solely by changes in the Corporation's book value and settlements consist solely of cash.  No equity securities are issued in connection with this form of compensation.

BVARs provide deferred compensation to a high percentage of salaried employees, including the Named Executive Officers, formulaically based on the increase in the Corporation's book value, with certain adjustments for dividends paid to shareholders, over a five-year period.  This program results in compensation which is directly linked to the Corporation's performance and increases in the book value of the Corporation, closely aligning value realized from BVARs with total shareholder value creation.

Changes in the value of BVARs for the Named Executives for the three year period ending December 31, 2015, resulting from changes in the Corporation's book value, are shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table.  This presentation is appropriate since the BVARs are not based upon changes in the market value of equity securities and are not settled with any form of equity security.

BVARs vest ratably over a three-year period and vested rights cannot be exercised prior to January 1 of the calendar year in which they expire (five years from grant), except in the case of death, disability or retirement, as defined in the BVAR Plan.  In addition, termination of employment for reasons other than death, disability or retirement results in forfeit of all vested and unvested BVARs.  These plan provisions provide employee retention benefits to the Corporation.  BVARs, when granted, have historically been widely distributed to virtually all salaried employees in amounts proportional to their job responsibilities and annual base salaries.

No BVARs were awarded in 2015.

Employee Benefits and Perquisites
The Corporation offers its executive officers standard employee benefits, including the ability to participate in the group life, health, dental and disability insurance as well as the Corporation's 401(k) Plan, to the same extent offered to all employees of the Corporation.  The Corporation matches contributions made by the executive officers to the 401(k) Plan consistent with the matching contribution for all participants of the Plan.

The Committee has also approved arrangements providing executive officers with the use of a Corporation-owned automobile, including maintenance costs, insurance coverage and a partial fuel allowance.

Components for 2016
Base Salary for 2016
The Committee has determined that base salaries for the Named Executive Officers will be increased an average of 3.8% during 2016 in light of the favorable operating results and meaningful accomplishments with respect to the Corporation's five year strategic plan achieved during 2015.

Annual Incentives for 2016
For 2016, the Committee has determined to maintain the structure of the annual incentive plan utilized in 2015, as described in Annual Incentives for 2015 above, without modification.

Long-term Incentives for 2016
The Committee determined not to award any long-term incentives during 2016.

Other Compensation Matters
The Corporation has not entered into employment, severance or change-in-control agreements with any employees, including the Named Executive Officers, which would provide compensation in the event of a termination.  All employees of the Corporation are employed on an at-will basis and either the employee or the Corporation is free to terminate any employment relationship at any time.

The Corporation has no post-retirement benefit policies, nor any pension or retirement plans, other than its 401(k) Profit Sharing Plan which is generally available to all employees and which carries no post-employment obligations for the Corporation.

Section 162(m) of the Internal Revenue Code, limits the Corporation's ability to take a tax deduction for certain compensation paid in excess of $1 million to each of the Named Executive Officers listed in the summary compensation table below.  However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet certain other requirements.  The Committee has considered the impact of Section 162(m), and the regulations thereunder, on the deductibility of executive compensation by the Corporation and has determined that, to the extent practical, bonus and deferred compensation plans should be submitted to shareholders for approval to allow for deductibility of compensation paid under these plans.  The Committee will continue to monitor the regulations and any possible impact they may have on the Corporation, and to take appropriate steps when, and if, any measures are necessary as it determines in the best interests of the corporation.

Compensation and Employee Benefit Committee Report
The Committee has reviewed and discussed the above Executive Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Corporation's annual report on Form 10-K.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE
Kenneth D. Sacks, Chairman
Thomas H. Patrick
Stuart D. Bilton

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Compen-sation (2)	Non-Qualified Deferred Compen-sation Earnings	All Other Compen-sation (3)	Total
Joseph J. DeVito	2015	1,100,000	892,391	446,209	0	40,733	0	56,208	2,535,541
C.E.O., President	2014	1,050,000	631,644	315,831	0	141,658	0	56,002	2,195,135
and C.O.O.	2013	1,000,000	718,101	359,062	0	57,684	0	61,824	2,196,671
Gary W. Miller	2015	500,000	198,098	99,052	0	14,812	0	50,876	862,838
Deputy Chairman (4)	2014	500,000	175,457	87,731	0	51,512	0	49,197	863,897
	2013	542,692	211,207	105,606	0	20,976	0	43,224	923,705
G. Patrick Corydon	2015	639,630	456,813	228,413	0	22,218	0	40,071	1,387,145
Exec. Vice President	2014	618,000	320,121	160,065	0	77,268	0	38,282	1,213,736
and C.F.O.	2013	600,000	381,516	190,764	0	31,464	0	51,447	1,255,191
William R. Birchfield	2015	411,000	227,264	113,636	0	5,652	0	38,156	795,708
Exec. Vice President (5)	2014	355,330	130,395	65,200	0	20,295	0	10,350	581,570
	2013	68,693	25,000	0	0	0	0	0	93,693
Michael J. Case	2015	303,765	195,447	97,727	0	5,588	0	43,737	646,263
Senior Vice President	2014	209,000	42,110	21,055	0	19,317	0	47,942	339,424
and Secretary (6)	2013	200,000	45,690	22,845	0	7,866	0	47,541	323,942

(1)	Stock awards represent the grant date value of the portion of the annual incentive bonuses payable in the form of the Corporation's Class B common stock. These shares are subject to risk of forfeiture and vest over three years from the date of grant, as more fully described elsewhere in this document.

(2)	Amounts shown in this column represent the change in vested and unvested value of book value appreciation rights which are based on increases or decreases in the Corporation's book value per share during the year. The actual compensation realized, if any, is settled in cash and only upon satisfaction of holding period restrictions, as more fully described elsewhere in this document. Compensation from book value appreciation rights is subject to complete forfeiture should employment terminate prior to satisfaction of holding period requirements and, thus, amounts reported in this column may not ultimately be paid by the Corporation to the Named Executive Officer.
(3)	Other compensation for 2015 consists of the following:
		401(K) Plan
	Total	Contribution	Perquisites
Mr. DeVito	$56,208	$21,200	$35,008
Mr. Miller	50,876	21,200	29,676
Mr. Corydon	40,071	21,200	18,871
Mr. Birchfield	38,156	21,200	16,956
Mr. Case	43,737	21,200	22,537
Perquisites consist primarily of the total cost to the Corporation of automobiles provided to the Named Executives, without reduction for business use and including any gain or loss realized on the disposal of the automobiles and dividends paid on restricted stock during the vesting periods.
(4)	Mr. Miller served as Chairman of the Board of Directors from 1997 until October 2015. Mr. Miller was appointed Deputy Chairmen effective in October 2015.
(5)	Mr. Birchfield was elected Executive Vice President in May 2014. He joined the Corporation in September 2013 as Vice President, Underwriting.
(6)     Mr. Case was elected Senior Vice President, General Counsel and Secretary in May 2015.  He formerly held the office of Vice President and has been employed by the Corporation since July 2003.

GRANTS OF PLAN-BASED AWARDS TABLE
No non-equity awards were granted during 2015 and, accordingly, columns in the following table relating to non-equity awards have not been presented.
		Estimated Future Payouts				Grant Date
		Under Equity			All Other	FV of
		Incentive Plan Awards			Stock	Stock and
	Grant	Threshold	Target	Maximum	Awards	Option
Name	Date	(#)	(#) (1)	(#)	(#)	Awards
Joseph J. DeVito	2/5/2016	n/a	19,151	n/a	0	446,209
Gary W. Miller	2/5/2016	n/a	4,251	n/a	0	99,052
G. Patrick Corydon	2/5/2016	n/a	9,803	n/a	0	228,413
William R. Birchfield	2/5/2016	n/a	4,877	n/a	0	113,636
Michael J. Case	2/5/2016	n/a	4,194	n/a	0	97,727

(1)
Shares awarded under the Corporation's Executive Incentive Bonus Plan for 2015.  The value of this grant is included in the Stock Awards column of the Summary Compensation Table.  These shares vest ratably on the first, second and third anniversaries of the Grant Date and are subject to forfeiture in the event of termination of employment for any reason other than death, disability or retirement, as defined in the Plan.

OPTION EXERCISES AND STOCK VESTING TABLE

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	Upon
Name	Exercise (#)	Exercise ($)	Vesting (#)(1)	Vesting ($)
Joseph J. DeVito	0	0	9,205	214,384
Gary W. Miller	0	0	4,809	112,002
G. Patrick Corydon	0	0	5,569	129,702
William R. Birchfield	0	0	0	0
Michael J. Case	0	0	0	0

(1)	Total of shares previously awarded as a portion of the Corporation's Executive Incentive Bonus Plan for calendar years 2012 (granted February, 2013), and 2013 (granted February 2014). These shares vest one-third on each of the first, second and third anniversaries of the respective Grant Dates. All shares shown in the table above vested in February 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
No option awards are outstanding as of December 31, 2015 and, accordingly, columns of this table relating to option awards have not been presented.  Stock awards outstanding as of December 31, 2015 are as follows:

	Stock Awards
			Equity	Equity
		Market	Incentive	Incentive
	Number	Value	Plan Awards:	Plan Awards:
	of Shares	of Shares	Number of	Market or
	or Units	or Units	Unearned	Payout Value
	of Stock	of Stock	Shares or	of Unearned
	That Have	That Have	Units That	Shares or
	Not Vested	Not Vested	Have Not	Units Not
Name	(#) (1)	($)	Vested (#)	Vested ($)
Joseph J. DeVito	27,793	667,866	n/a	n/a
Gary W. Miller	10,056	241,646	n/a	n/a
G. Patrick Corydon	15,113	363,165	n/a	n/a
William R. Birchfield	2,799	67,260	n/a	n/a
Michael J. Case	0	0	n/a	n/a

(1)	Unvested shares awarded as a portion of the Corporation's Executive Incentive Bonus Plan for calendar years 2012, (granted in February, 2013), 2013 (granted February, 2014) and 2014 (granted February, 2015). These shares vest one-third on each of the first, second and third anniversaries of the respective Grant Dates and are subject to forfeiture in the event of termination of employment for any reason other than death, disability or retirement.
(2)	Valued using the closing market value of the Corporation's Class B Common shares on December 31, 2015.

ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION
A proposal to provide annual advisory votes to approve executive officer compensation, included in the Proxy Statement for the Annual Meeting of Shareholders for the meeting held on May 10, 2011, was approved by shareholders.  Accordingly, this advisory vote has been and will be included in each Proxy Statement going forward.
The Board is seeking your approval of the compensation of our executives as disclosed in the compensation tables and accompanying narrative in this Proxy Statement, including the "Executive Compensation Discussion and Analysis" and "Compensation and Employee Benefits Committee Report".  This proposal, commonly known as a "Say on Pay" proposal, gives you the opportunity to express your views on the Corporation's executive compensation practices.  Because your vote is advisory, it will not be binding upon the Board.   While the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions, the Committee will make its final decision based on what it considers to be the best interests for the Corporation.
The Board of Directors recommends a vote "FOR" approval of the compensation plan of our executives as disclosed in the "Executive Compensation Discussion and Analysis" including the accompanying compensation tables and narrative in this Proxy Statement.
The Board recognizes that there is considerable public discussion regarding appropriate approaches to compensation.  However, the Board believes that the Corporation's executive compensation policies are balanced, appropriately focused on pay for performance principles, strongly aligned with the long-term interests of our shareholders, and enable the Corporation to attract and retain strong and experienced senior executives.
As described more fully in the "Executive Compensation Discussion and Analysis" and "Compensation and Employee Benefits Committee Report" herein, the Corporation evaluates executive officer compensation in several different ways, including market survey compensation data, periodically reviewing compensation information for peer companies and receiving advice and recommendations from the Chief Executive Officer and the Chairman of the Committee.  This careful evaluation ensures that our executive compensation is competitive yet closely tied to both the Corporation's and each executive officer's performance.  Additionally, the Corporation's formula bonus program recognizes and rewards the success of executives who manage performance to achieve both the long-term and short-term goals set for them every year by the CEO and the Compensation Committee.

AUDIT COMMITTEE MATTERS
Audit Committee Overview
All members of the Audit Committee are independent as defined in both the NASDAQ listing standards and the Securities and Exchange Commission standards applicable to audit committee members.  The Audit Committee has a charter, a copy of which may be found in the corporate governance section of the Corporation's website at www.baldwinandlyons.com.  The board of directors has determined that the Chairman of the Audit Committee, Otto N. Frenzel IV, is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission.

Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.  During the calendar year 2015, the Audit committee conducted five (5) regular formal meetings. The full Audit Committee discussed and reviewed the interim financial information contained in the Corporation's quarterly Forms 10-Q with the CEO, the CFO and the independent auditors prior to filing with the Securities and Exchange Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," and discussed with the auditors any relations that may impact their objectivity and independence and satisfied itself as to the auditors' independence.  The Audit Committee also discussed with management, the director of internal audit and the independent auditors the quality and adequacy of the Corporation's internal controls and the internal audit function's organization, responsibilities, budget and staffing.  The Audit Committee also reviewed both with the independent auditors and the director of internal audit their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, both with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

The Audit Committee reviewed the audited financial statements of the Corporation as of and for the year ended December 31, 2015, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation's financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Corporation's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors, Ernst & Young LLP, and the Board of Directors concurred in the recommendation.

AUDIT COMMITTEE
 Otto N. Frenzel, IV, Chairman
John A. Pigott
John M. O'Mara
Jeffrey S. Cohen

INDEPENDENT AUDITOR FEES

Audit Fees
Fees for audit services performed by Ernst & Young LLP are expected to total $834,100 for the year ended December 31, 2015 and totaled $794,100 for the year ended December 31, 2014.  These totals are inclusive of fees associated with the annual audit, reviews of quarterly reports on Forms 10-Q, statutory audits and loss reserve certifications required by regulatory authorities for each of the insurance company subsidiaries and the review of the internal controls of the Corporation as required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees
Fees for audit-related services paid to Ernst & Young LLP are expected to total less than $4,500 for the year ended December 31, 2015 and totaled $5,000 for the year ended December 31, 2014, which included certification of certain reports required by regulatory authorities.

Tax Fees
Fees for tax services, including fees for review of the consolidated federal income tax return and assistance with electronic filing, totaled $21,000 for the year ended December 31, 2014. No fees were paid to Ernst & Young LLP for tax services in 2015.

All Other Fees
No fees were billed by Ernst & Young LLP for professional services rendered during the fiscal years ended December 31, 2015 and 2014 other than those specified above.

The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The independent auditors submit a written proposal that details all audit and audit-related services. Revisions to the written proposal, if necessary, are also submitted in writing. Audit fees, including internal control attestation required by the Sarbanes-Oxley Act, are fixed and contained in the proposal.  The Corporation received a proposal for the audit engagement for the year 2015 and the Audit Committee reviewed the nature and dollar value of services provided under the engagement. Future revisions, if any, will be reviewed and pre-approved by the Audit Committee.

All services described above under the captions "Audit Fees", Audit-Related Fees" and "Tax Fees" were pre-approved by the Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

INDEPENDENT AUDITORS

Subject to ratification by the shareholders, the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for 2016. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting on May 10, 2016. They will be provided an opportunity to make a statement should they desire to do so and will be available to respond to appropriate inquiries from the shareholders. Ernst & Young LLP has acted as the Corporation's independent auditors since 1970.

The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors.

APPROVAL OF THE PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION

The Board of Directors has unanimously adopted resolutions to amend a number of provisions of the Corporation's Articles of Incorporation ("Articles") and has recommended the submission of the amendments for shareholder approval at the annual meeting.   The proposed amendments to the Articles are described below.   A form of amended and restated Articles, marked to reflect the proposed amendments is attached to this proxy statement as Exhibit A.  This summary of the proposed amendments to the Articles is qualified in its entirety by reference to Appendix A.   If any of these proposed amendments to the Articles are approved at the annual meeting, the Corporation will file amended and restated Articles with the Indiana Secretary of State shortly following the annual meeting to incorporate the approved amendments.

Subproposal No. 1: Amend the Articles to Allow only Shareholders to Remove Directors
Section 4.9 of the Corporation's Code of By-Laws, as amended, provides that a member of the Corporation's Board of Directors may be removed, with or without cause, by the shareholders of the Corporation at a meeting of the shareholders called for the purpose of removing the director. Under the Indiana Business Corporation Law, as amended (the "IBCL"), directors may be removed with or without cause by the Corporation's shareholders or by the Board of Directors, unless the Articles provide otherwise. The Corporation's Articles are currently silent with respect to the removal of members of the Corporation's Board of Directors. As a result, under the IBCL, both directors and shareholders currently have the right to remove members of the Corporation's Board of Directors, with or without cause.
The Corporation is proposing to amend Article IX to add Section 3, which section tracks the language of the Code of By-Laws and would permit a director to be removed, with or without cause, only by action of the shareholders of the Corporation.  This amendment would not represent any change of governance philosophy by the Corporation and, as a result, is not intended to have any adverse effect on the rights of the Corporation's shareholders.
The Board of Directors recommends a vote "FOR" Subproposal No. 1 to amend the Articles to allow only shareholders to remove directors.
Subproposal No. 2: Modernization and Clarification Amendments and Amendments of Obsolete and Outdated Provisions
Since the time of the last amendment to the Corporation's Articles, there have been numerous changes in Indiana law, federal securities laws and NASDAQ listing standards.  Under the existing Articles, the Corporation may not be able to take advantage of certain of these changes or may not have sufficient flexibility to take advantage of subsequent changes in the evolving corporate governance landscape.  In other instances, the Corporation would like to expressly include provisions that are permissible under applicable law.  Furthermore, there are several sections of the Articles that need to be amended to reflect the current practices of the Corporation that have evolved since the Articles were last updated.
Accordingly, the amended Articles would provide for the following changes to modernize and clarify the existing Articles:

●
The IBCL provides that a corporation may engage in any lawful business unless a more limited purpose is set forth in the articles of incorporation.   Article II, Section 1, while broad enough to permit all activities in which the Corporation is engaged, does not contain a "general purpose" clause as contemplated by the IBCL.  A general purpose clause will provide the Corporation with additional flexibility to enter into new lines of business and allow the Corporation to take advantage of the flexible corporate purpose provisions of the IBCL.  The proposed amendment to Article II, Section 1 would allow the Corporation to engage in any lawful business permitted by the IBCL. There are no current intentions to alter the Corporation's purpose.  This amendment merely provides flexibility for the future.

●	The proposed amendment to Article IX, Section 1 clarifies that the exact number of directors will be set in the manner set forth in the Code of By-Laws.
●
The proposed amendments to Article XI, Section 3, governing the interest of directors in contracts, track more closely the applicable provision of the IBCL governing conflict of interest transactions. Such section, as proposed to be amended, clarifies what constitutes a "conflict of interest transaction" and the scenarios under which a conflict of interest transaction is not voidable, including if it is fair to the Corporation.

●
The proposed amendments to Article XI, Section 4 clarify that directors, officers and employees of the Corporation shall be indemnified, and expenses shall be advanced to such individuals, to the fullest extent permitted by Indiana law, as amended from time to time.

●
The proposed amendments to Article XI, Sections 6 and 7 delete the references to "surplus" and instead provide that distributions to shareholders, including dividends and repurchases of common stock by the Corporation, will be subject to the limitations imposed by law. These proposed amendments will remove any uncertainty over whether the references to "surplus" would operate as a potential limitation to the Corporation's ability to make distributions to its shareholders since it is no longer required under the IBCL. Instead, under the IBCL, distributions are permitted if, after giving effect to such distribution:

• the Corporation would be able to pay its debts as they become due in the usual course of business; or

       • the Corporation's total assets would exceed the sum of its total liabilities plus the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy any preferential rights upon dissolution.

Furthermore, there are several sections of the Articles that are obsolete or outdated, including the sections setting forth the principal office and registered agent of the Corporation, its current officers and directors and the exchange of shares.  Accordingly, the Corporation is proposing to amend the Articles to delete or update such provisions, as marked in the attached Appendix A.
The Board of Directors recommends a vote "FOR" Subproposal No. 2 to approve amendments to modernize and clarify the Articles and to delete certain obsolete, and update certain outdated, provisions of the Articles.

SHAREHOLDER COMMUNICATION

The Board of Directors has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board Committee or individual directors.  Shareholders wishing to communicate with either the Board as a whole, a Board Committee or an individual member may do so by sending a written communication addressed to the Board of Directors of Baldwin & Lyons, Inc. or to the desired committee or to an individual director, c/o Corporate Secretary, Baldwin & Lyons, Inc., 111 Congressional Boulevard, Carmel, IN 46032 or by sending an electronic mail message to boardofdirectors@baldwinandlyons.com.  All communications will be compiled by the Secretary of the Corporation and submitted to the Board of Directors or the addressee not later than the next regular Board meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS
In order to submit a shareholder proposal for inclusion in the Corporation's proxy statement for the 2017 annual meeting of shareholders pursuant to Securities and Exchange Commission Rule 14a-8, the proposal must be received by the Corporation's Secretary at the Corporation's principal office on or before December 5, 2016. Such proposals also will need to comply with the Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in the Corporation's proxy materials if the shareholder would like the proposal to be so included.

TRANSACTIONS WITH MANAGEMENT AND OTHERS
The Corporation, through its insurance subsidiaries, has made investments in limited partnerships in which NV Capital Holdings II, LLC and affiliates ("NV") serve as general partner and/or investment manager. Thomas Patrick, Arshad Zakaria, Nathan Shapiro and Steven Shapiro, collectively, own a controlling interest in NV.  Messrs. Patrick, Zakaria, Nathan Shapiro and Steven Shapiro are directors of the Corporation and each is a nominee for reelection as a director.  A total of $23,000,000 has been invested in limited partnerships managed by NV.  These investments had an aggregate market value of approximately $45,009,000 at December 31, 2015.  During 2015, Protective Insurance Company incurred an aggregate of $748,503 in management fees and no performance based fees for management of these limited partnerships.  The Corporation has been informed that the fee rates applied to its investment in partnerships managed by NV affiliates are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

Protective utilizes New Vernon Wealth Management, LLC and affiliates ("NVWM"), for management of portions of its fixed income and equity security portfolios with a total market value of approximately $62,156,000 at year end 2015 and for investment advisory services.   Thomas Patrick, Arshad Zakaria, Nathan Shapiro and Steven Shapiro, along with family members, collectively own a controlling interest in NVWM.    Fees paid to NVWM for the management of these portfolios and for advice and counseling on the Corporation's investment portfolios totaled $234,816 during 2015.  The Corporation has been informed that the fee rates applied to its investments managed by NVWM are lower than the fee rates charged to unaffiliated customers for similar investments.

Philip V. Moyles, Jr. is the Managing Principal, CEO and a director for Vanbridge Holdings LLC, which is an insurance intermediary, capital advisor, and insurance and reinsurance management firm. Mr. Moyles became a director of the Corporation in February 2016 and is a nominee for reelection as a director. In 2015, the Corporation entered into a consulting agreement with Vanbridge LLC with an annual consulting fee of $300,000.

The Audit Committee is responsible for the review and approval of related party transactions and the committee has approved the transactions noted above.

VOTE REQUIRED FOR APPROVAL
Shareholders owning a majority of the Class A shares outstanding must be present or represented by proxy in order to constitute a quorum for the transaction of business. Thus, a total of 1,311,555 Class A shares will be required at the meeting for there to be a quorum. In order to confirm the appointment of Ernst & Young LLP as the Corporation's independent auditors, to provide the advisory vote on approving executive officer compensation and to approve the proposed amendments to the Articles of Incorporation, a quorum being present, more votes "FOR" the proposal than votes "AGAINST" the proposal will be required. In order to elect the directors for the ensuing year a plurality of the votes present at the meeting, either in person or by proxy, a quorum being present, will be required.

CODE OF CONDUCT

The Board of Directors has adopted a Code of Business Conduct which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data.  The Code of Business Conduct is available on the Corporation's website at www.baldwinandlyons.com.

OTHER MATTERS

The Corporation knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting, or any adjournment of the meeting, those matters will be acted on by the persons named as proxies in the accompanying Proxy. The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

The Annual Report to Shareholders on Form 10-K contains financial statements for the year ended December 31, 2015 and other information about the operations of the Corporation.  The Form 10-K is enclosed with this Proxy Statement but is not regarded as proxy soliciting material.  In addition, the Report of the Compensation and Employee Benefits Committee included in this Proxy Statement is not regarded as proxy soliciting material.

Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose.  Prompt response is helpful, and your cooperation will be appreciated.

April 4, 2016

By Order of the Board of
Directors

/s/ Michael J. Case
Senior Vice President and Secretary

EXHIBIT A

AMENDED ARTICLES OF INCORPORATION
of
BALDWIN & LYONS, INC.

ARTICLE I
The name of the Corporation is Baldwin & Lyons, Inc.

ARTICLE II
Purposes and Powers

 Section 1.    Purposes.    The purpose~~s~~ for which the Corporation has been formed is to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Indiana Business Corporation Law (the "Act")~~are~~:

~~a. To act as Agent for insurance companies in soliciting and receiving applications for fire, casualty, plate glass, elevator, accident, health, burglary, rate, marine, credit; except life insurance and all other forms and kinds of insurance, indemnity, bonds and undertakings, the collection of premiums and/or deposits, and the doing of such other business as may be delegated to agents by any such companies, and to conduct a general insurance, bonding and indemnity brokerage business; to make investigations, gather statistics, negotiate adjustments and settlements of all kinds of losses and to render all kinds and forms of service to any of the companies above described.~~
~~b. To act as Agent or Factor for any person, firm or corporation and to do a general brokerage commission forwarding and insurance and bonding agency business.~~
~~c. To discount and finance notes, contracts, and obligations calling for the payment of premiums of insurance policies and contracts and to enter into all contracts and do all things necessary or convenient to accomplish such purposes.~~
~~d. To act as Agents, Trustees, Receivers, Liquidators, Managers, Brokers, Attorneys in fact, Referees or in any other station of trust or confidence in respect to the establishment, promotion, operation or dissolution of insurance, indemnity, casualty, bonding or guarantee Firms, Partnerships, Associations or Corporations.~~
~~e. In general, to carry on any lawful business in connection with the foregoing purposes which is calculated, directly or indirectly, to promote the interest of the Corporation or to enhance the value of its properties.~~

Section 2.    Powers.    Subject to any limitation or restriction imposed by the Act, any other law, or any provisions of these Amended Articles of Incorporation, the Corporation shall have the power:

a. To do everything necessary, advisable or convenient for the accomplishment of any of the purposes hereinbefore set forth, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation, and to do all other things incidental thereto or connected therewith which are not forbidden by law;

b. To carry out the purposes hereinbefore set forth in any state, territory, district, or possession of the United States, or in any foreign country; and

c. To have, exercise and enjoy in furtherance of the purposes hereinbefore set forth all the general rights, privileges and powers granted to corporations by the Act, as now or hereafter amended, and by the common law.

ARTICLE III
Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV
Principal Office and Resident Agent

The post-office address of the principal office of the Corporation is ~~3100 North Meridian Street, Indianapolis,~~111 Congressional Boulevard, Carmel, Indiana 46032, and the name and post-office address of its Resident Agent in charge of such office is Michael Case, 111 Congressional Boulevard, Carmel, Indiana 46032. ~~Voris Lyons, 3100 North Meridian Street, Indianapolis, Indiana 46208.~~

ARTICLE V
Number of Shares

The total number of shares of capital stock which the Corporation has authority to issue is 23,000,000 shares, which shall be divided into two (2) classes of shares to be designated as "Class A Common Stock" and "Class B Common Stock," respectively, as follows:

3,000,000 shares of Class A Common Stock without par value; and

20,000,000 shares of Class B Common Stock without par value.

ARTICLE VI
Term of Shares

Other than voting rights, the relative rights, preferences and restrictions granted to or imposed upon each and every share of Class A Common Stock and Class B Common Stock, and upon their respective holders, shall be identical. Included in the foregoing, but not in limitation thereof, is the right of holders of both Class A Common Stock and Class B Common Stock to receive dividends, on an equal per share basis, when and as dividends are declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends.

If at any time a stock distribution is to be paid, such stock distribution may be declared and paid only as follows:

A. So long as no Class B Common Stock has been issued or is outstanding, Class B Common Stock may be paid to holders of Class A Common Stock.

B. Class A Common Stock may be paid to holders of Class A Common Stock        and Class B Common Stock may be paid to holders of Class B Common Stock.

C. Whenever a stock distribution is paid, the same number of shares shall be paid with respect to each outstanding share of Class A Common Stock or Class B Common Stock. The Corporation shall not combine or subdivide shares of either class without at the same time making      a proportionate combination or subdivision of shares of the other class.

ARTICLE VII
Voting Rights of Shares

Section 1.  Class A Common Stock. Except as otherwise provided by law, the holders of the outstanding shares of Class A Common Stock shall have and possess the exclusive right to vote on all matters presented to shareholders, including the election of directors and questions of merger, consolidation and the sale of all or substantially all of the assets of the Corporation; and each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock registered in such holder's name on the books of the Corporation.

Section 2. Class B Common Stock.   Except as otherwise provided by law, the holders of the outstanding shares of Class B Common Stock shall have no voting rights.

ARTICLE VIII
Stated Capital

The Stated Capital of the Corporation at the time of filing the Amended Articles of Incorporation is at least One Thousand Dollars ($1,000).

ARTICLE IX
Data Respecting Directors

Section 1.   Number.   The by-laws of the Corporation may specify from time to time the ~~exact~~ number of directors of the Corporation, which shall not be less than three. Whenever the by-laws do not specify the ~~exact~~ number, the number of directors of the Corporation shall be three (3).

Section 2.   Qualification.   Directors need not be shareholders of the Corporation, but shall have such other qualifications as the by-laws prescribe.

Section 3.  Removal of Directors.  Any or all of the members of the Board of Directors may be removed, with or without cause, by the shareholders of the Corporation only at a meeting of shareholders called expressly for that purpose, the notice of which shall state that the purpose or one of the purposes of the meeting is removal of the director(s). Removal by the shareholders requires an affirmative vote of the holders of a majority or more of the outstanding shares of the Corporation's stock entitled to vote generally in the election of directors. No director may be removed except as provided in this Section 3.

~~ARTICLE X~~
~~Directors Holding Office on Adoption of Amended Articles~~

~~The name and post-office addresses of the present Board of Directors of the Corporation are as follows:~~
Names  Number and StreetCityState
~~Voris Lyons 7602 North PennsylvaniaIndianapolisIndiana~~
~~Harry C. Baldwin 502 Hillcrest RoadWest LafayetteIndiana~~
~~Thomas L. Davis 6638 Marmont CircleIndianapolisIndiana~~
~~Donald Bullman 8725 Coventry RoadIndianapolisIndiana~~
~~A. L. Hauck 6105 North Emerson AvenueIndianapolisIndiana~~

ARTICLE X
Officers Holding Office on Adoption of Amended Articles

The names and post-office addresses of the present officers of the Corporation are as follows:

Name Office          Number and Street          City          State
Steven Shapiro     Executive Chairman     111 Congressional Blvd.         Carmel           Indiana
Joseph DeVito     Chief Executive Officer,     111 Congressional Blvd.         Carmel           Indiana
                                             Chief Operating Officer
                                             and President
G. Patrick Corydon    Executive Vice President    111 Congressional Blvd.         Carmel           Indiana
                                             and Chief Financial Officer
W. Randall Birchfield   Executive Vice President    111 Congressional Blvd.         Carmel           Indiana
Michael Edwards       Treasurer            111 Congressional Blvd.         Carmel           Indiana
Michael Case        Senior VP, Secretary        111 Congressional Blvd.         Carmel           Indiana
& General Counsel

~~Name OfficeNumber and StreetCityState~~
~~Voris Lyons Chairman of the Board7602 North PennsylvaniaIndianapolis Indiana~~
~~Harry C. Baldwin President502 Hillcrest RoadWest Lafayette Indiana~~
~~Thomas L. Davis Vice President6638 Marmont CircleIndianapolis Indiana~~
~~Donald Bullman Treasurer8725 Coventry RoadIndianapolis Indiana~~
~~A. L. Hauck Secretary6105 North Emerson AvenueIndianapolis Indiana~~

ARTICLE XI
Provisions for Regulation of Business and Conduct of Affairs of Corporation

Section 1.    Issuance of Shares. ~~A.~~    In general.    ~~Subject to the provisions of B herein, any~~ Any shares of the Corporation which are unissued, or which have been issued and thereafter reacquired by the Corporation, may be from time to time issued upon such terms and conditions, for such consideration, and to such persons, corporations or other legal entities as the Board of Directors may determine and order, without authorization or approval of the shareholders of the Corporation. The Board of Directions may allocate what is received upon issuance of shares between the capital and surplus accounts of the Corporation.

B.    Exchange of Shares.    ~~Upon the filing of these Amended Articles of Incorporation, there shall be issued and outstanding a total of Four Hundred Thirty Seven Thousand Six Hundred Eighty Three (437,683) of the shares authorized in Article V, as follows:~~
~~(i) Twenty three thousand six hundred thirty-six (23,636) of such shares shall be issued to the holders of the 5% Preferred Stock of the Corporation then outstanding, pro rata according to their ownership thereof, in exchange for and cancellation of such 5% Preferred Stock.~~
~~(ii) Two hundred sixteen thousand one hundred (216,100) such shares shall be issued to the holders of the Class A common Stock of the Corporation then outstanding, pro rata according to their ownership thereof, in exchange for and cancellation of such Class A common stock.~~
~~(iii) One hundred ninety seven thousand nine hundred forty seven (197,947) such shares shall be issued to the holders of the Class B common stock of the Corporation then outstanding, pro rata according to their ownership thereof, in exchange for and cancellation of such Class B common stock.~~
~~(iv) Two hundred fifty (250) shares of Class B common stock then issued but held by the Corporation as treasury stock shall be cancelled, and said two hundred fifty shares shall be restored to the status of authorized but issued shares of common stock.~~

Section 2.    Place of Meetings.    Meetings of the shareholders and meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as shall be specified in the respective calls, notices or waivers of notice of such meetings given in accordance with the Code of By-Laws of the Corporation.

Section 3.    Interest of Directors in Contracts. ~~Any contact or other transaction between the Corporation and any of its subsidiaries and one or more of its directors or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested shall be valid for all purposes notwithstanding the presence of such director or  directors at the meeting of the Board of Directors of the Corporation which acts upon their participation in such action, if the fact of such interest shall be fully disclosed or known to the Board of Directors and the Board shall nevertheless authorize, approve or ratify such contract or  transaction by a vote of a majority of the Directors present. The above provisions shall not be construed to invalidate any contract or other transactions which would otherwise be valid under common and statutory law applicable thereto.~~

A.  A conflict of interest transaction is a transaction with the Corporation, including its subsidiaries, in which a director of the Corporation has a direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the director's interest in the transaction if any one (1) of the following is true:

(i) The material facts of the transaction and the director's interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction.

(ii) The material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction.

(iii) The transaction was fair to the Corporation.

B. For purposes of this Section 3, a director of the Corporation has an indirect interest in a transaction if:

(i) Another entity in which the director has a material financial interest or in which the director is a general partner is a party to the transaction; or

(ii) Another entity of which the director is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

C.  For purposes of Section 3(A)(i), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this section by a single director. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 3. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 3(A)(i), if the transaction is otherwise authorized, approved, or ratified as provided in such subsection.

D.  For purposes of Section 3(A)(ii), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast. Shares owned by or voted under the control of a director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in Section 3(B), may be counted in such a vote of shareholders.

Section 4.    Indemnification of Directors, Officers and Employees.  ~~The Corporation shall, to the fullest extent permitted by Sections 1 through 13 of Indiana Code Ch. 23-1-37 (i) indemnify any person who is or was a Director, Officer or Employee of the Corporation (and the heirs and legal representatives thereof) against expenses (including attorneys' fees), judgments, fines, and penalties and amounts paid in settlement resulting from any action, suit or proceeding threatened or brought against such person by reason of such person's serving in such position or serving another enterprise in any capacity at the request of the Corporation, and (ii) pay for or reimburse the reasonable expenses incurred by such person in advance of the final disposition of the action, suit or proceeding~~. The Corporation shall, to the fullest extent permitted by Indiana law, as amended from time to time, indemnify, and advance expenses to, each of its acting and former directors, officers, employees and agents, whenever any such acting or former director, officer, employee or agent is made a party or threatened to be made a party in any action, suit or proceeding by reason of his service as such with the Corporation.  Such rights of indemnification and ~~reimbursement~~ advancement of expenses shall not be exclusive of any other rights to which such director, officer, ~~or~~ employee or agent may be entitled under any by-law, agreement, vote of shareholders or otherwise.

Section 5.    Powers of Board of Directors.   Subject to any limitation or restriction imposed by law or by these Articles of Incorporation, the Board of Directors of the Corporation is hereby authorized to exercise, in furtherance of the purposes of the Corporation, all the powers of the Corporation without authorization or approval of the shareholders of the Corporation.

Section 6.    Purchase of the Corporation's Stock.   The Corporation shall have the right and power, exercisable by authorization and approval of the Board of Directors, to purchase, take, receive or otherwise acquire shares of the Corporation ~~to the extent of unreserved and unrestricted earned surplus or capital surplus available therefor and~~ without authorization or approval of the shareholders of the Corporation but subject to such limitations as may be imposed by law.

Section 7.    Distribution Out of Capital Surplus to Shareholders.   The Board of Directors may, from time to time, authorize and cause distribution of cash, property or other assets to the shareholders ~~out of the capital surplus of the Corporation~~ without authorization or approval of the shareholders of the Corporation but subject to such limitations as may be imposed by law.